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                                                                     EXHIBIT  11


                            GENERAL HOST CORPORATION

             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)

                                                   Twelve Weeks Ended            Forty Weeks Ended
                                                 -----------------------      ------------------------
                                                 November 5,   November 6,    November 5,   November 6,
                                                    1995          1994           1995          1994
                                                 -----------   -----------    -----------   -----------
Earnings (loss) for full dilution:
  Loss from continuing operations                $ (11,899)     $  (7,047)    $  (3,780)     $    (989)
  Add interest on 8% Convertible
    Debentures, net of tax effect                    1,116          1,200         3,720          4,000
                                                 ---------      ---------     ---------      ---------
  Income (loss) from continuing
    operations, as adjusted                        (10,783)        (5,847)          (60)         3,011
  Loss from discontinued operations                 (2,793)                      (2,793)
                                                 ---------      ---------     ---------      ---------
  Net income (loss), as adjusted                 $ (13,576)     $  (5,847)    $  (2,853)     $   3,011
                                                 =========      =========     =========      =========
Shares used for calculating primary
  earnings per share                                22,143         22,151        22,143         22,134
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                                     6,908          6,908         6,908          6,908
  Additional shares resulting from
    assumed exercise of stock options                    5              0             6              0
                                                 ---------      ---------     ---------      ---------
                                                    29,056        29,059         29,057         29,042
                                                 =========      =========     =========      =========
Fully diluted earnings (loss) per share:
  Income (loss) from continuing
    operations                                   $    (.37)     $    (.20)    $    (.00)     $     .10
  Loss from discontinued operations                   (.10)                        (.10)
                                                 ---------      ---------     ---------      ---------
  Fully diluted income (loss) per share          $    (.47)(1)  $    (.20)(1) $    (.10)(1)  $     .10(1)
                                                 =========      =========     =========      =========



(1) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.